Exhibit 99.1

            McGrath RentCorp to Continue Share Repurchases


    LIVERMORE, Calif.--(BUSINESS WIRE)--Dec. 18, 2007--McGrath RentCorp (NASDAQ:MGRC) today announced that depending on prevailing market conditions and other factors it may continue to repurchase shares of common stock under its previously announced stock repurchase authorization in open market purchases during the Company's current "blackout" period, which began on December 15, 2007 and ends on February 25, 2008. Since September 30, 2007 the Company has repurchased 517,278 shares of common stock. As of December 18, 2007, 1,459,989 shares of common stock remain authorized for repurchase. There can be no assurance that any authorized shares will be repurchased and the Company may determine to discontinue repurchases at any time.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONTACT: McGrath RentCorp
             Keith E. Pratt, 925-606-9200
             Chief Financial Officer